                                                                    Exhibit 12.1

                         SHURGARD STORAGE CENTERS, INC.
            STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                                                  SHURGARD STORAGE CENTERS, INC.
                                                                                     YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------------------
                                                                DEC-02        DEC-01        DEC-00        DEC-99        DEC-98
                                                              ---------      --------      --------      --------      --------
Pre-tax income from continuing operations
    before minority interest adjustment,
    or equity investee income or
    extraordinary items                                       $  67,627      $ 38,893      $ 36,470      $ 41,794      $ 36,879

Interest expense                                                 36,849        53,438        47,437        33,485        27,882
Amortization of loan costs                                        1,439         2,081         2,061         1,983         1,319
Minority interest in pre-tax income of
    subsidiaries that have no
    fixed charges                                                  (316)         (710)         (801)         (724)         (730)
Amortization of capitalized interest                                784           740           610           410           250
Distributed income of equity investees                           (1,396)       (3,271)       (3,420)       (3,302)       (1,568)
Share of pre-tax losses of equity
    for which charges arise from
    guarantees                                                       --            --            --            --            --
                                                              ---------      --------      --------      --------      --------

Earnings before cumulative effect of
    changes in accounting principle and
    early extinguishment of debt                              $ 104,988      $ 91,171      $ 82,357      $ 73,646      $ 64,032
                                                              =========      ========      ========      ========      ========

FIXED CHARGES
Interest expensed and capitalized                             $  36,951      $ 54,772      $ 51,327      $ 39,502      $ 32,675
Amortization of loan costs                                        1,439         2,081         2,061         1,983         1,319
Preferred dividends                                              14,695        15,098         8,750         8,750         4,690
                                                              ---------      --------      --------      --------      --------
                                                              $  53,085      $ 71,951      $ 62,138      $ 50,235      $ 38,684
                                                              =========      ========      ========      ========      ========
RATIO OF EARNINGS TO
    FIXED CHARGES                                                  1.98          1.27          1.33          1.47          1.66
                                                              =========      ========      ========      ========      ========